Exhibit 10.18

 USA Truck, Inc. ♦ 2015 Incentive Plan

  2015 Management Cash Bonus Plan – Named Executive Group

PURPOSE

On March 20, 2015, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) approved the USA Truck, Inc. Management Bonus Plan (the “Plan”). The Plan’s objectives are to attract, retain and motivate key management employees (“Participants”), to reward those management employees for meeting or exceeding their performance targets and to align the incentive rewards with the Company’s long-term objective of creating and growing economic value for its stockholders.

PLAN PROVISIONS

The NEOs will be paid a cash percentage of their 2015 base salaries received corresponding with the achievement of certain levels of Company and Department/Individual goals. The Company goals weighted at 50% are operating income, operating ratio and return on invested capital, or ROIC. The departmental/individual goals weighted at 50% are to be approved by the CEO.

A.

CASH BONUS. Each applicable level of operating income, operating ratio, ROIC and departmental/individual goals corresponds to a percentage bonus opportunity for the Participant that is multiplied by the Participant’s 2015 base salary received to determine the Participant’s cash bonus. Pursuant to the Plan, designated members of the NEO Group may receive between 3.33% and 100% of their respective 2105 base salaries received in cash (with a targeted payout of 60%) depending on the applicable level of operating income, operating ratio and ROIC and departmental/individual goals achieved (inclusive of bonus expense). In order for the cash bonus to be paid, the Company must achieve a minimum of one of the goals based on the audited consolidated results of operations of the Company for the year ending December 31, 2015 or achievement of departmental goals. To the extent the goals exceeds minimum threshold the percentage of cash bonus to be paid will increase up to the maximum percentage for each group.

50% of the payout will be based on the Company performance goals as presented below:

	Minimum	Target	Maximum
Operating Income	$25,556,000	$31,945,000	$38,334,000
Operating Ratio	95.5%	94.3%	93.2%
ROIC	3.87%	4.83%	5.80%
Salary Percentage	10%	30%	50%

Note: Each performance metric will be weighted equally (1/3 each) for calculating the bonus. Therefore, if the Company achieves maximum metrics and maximum individual goals, the NEO will receive 100% of his/her 2015 base salary received during the year. The bonus will be prorated for results which fall between the minimum and maximum payout goals. Note: fees associated with Secondary sale of common stock will be deducted from operating income for the calculation.

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50% of the payout will be based on departmental/Personal goals approved by CEO:

	Minimum	Target	Maximum
Goal
Salary Percentage	10%	30%	50%

ADMINISTRATION

The Plan shall be administered by the Committee of the Company, or its designee, who shall have full and complete authority and discretion to determine eligibility and qualifications of employees to participate in the Plan; to determine the incentive percentage and incentive amount each participant is eligible to receive under the Plan; to interpret and administer the Plan and/or any agreement entered into under the Plan; to establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; to delegate duties and responsibilities under the Plan to Company’s officers and/or employees as deemed necessary; and, to make any other determination and take any other action the Committee, or its designee, deems necessary or desirable for the administration, interpretation and management of the Plan. Decisions of the Committee relating to the administration, interpretation, management and / or revision of the Plan shall be final, conclusive and binding on all persons, including the Company and its employees.

 USA Truck, Inc. ♦ 2015 Incentive Plan

NO CONTRACT OF EMPLOYMENT

The Plan is an incentive plan only; no employee shall be entitled to participate in any Plan unless he or she meets all of the qualifications, terms and conditions stated herein. The Plan does not constitute a contract, expressed or implied, and does not guarantee an employee’s employment or continued employment, with the Company for any specified duration. The Company is an “at will” employer and, therefore, either the employee or the Company may terminate the employment relationship at any time, at will, for any reason, with or without cause, and without prior notice.

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